Exhibit 2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 3nd day of April, 2009 between and among Spring Creek Acquisition Corp. (“Spring Creek” or “Buyer”) and the signatory on the execution page hereof (the “Seller”).

WHEREAS, Spring Creek was organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in the Greater China region, which includes Hong Kong, Macau and Taiwan (“Business Combination”);

WHEREAS, Spring Creek consummated an initial public offering in February 2008 (“IPO”) in connection with which it raised net proceeds of approximately $40.6 million which were placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of Spring Creek, in the event it is unable to consummate a Business Combination by September 4, 2010.

WHEREAS, Spring Creek has agreed to acquire (the “Acquisition”) AutoChina Group Inc. pursuant to certain agreements (the “Transaction Agreements”).

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding ordinary shares of Spring Creek voting at the meeting to approve the Acquisition.

WHEREAS, pursuant to certain provisions in Spring Creek’s amended and restated memorandum and articles of association, a holder of ordinary shares of Spring Creek issued in the IPO may, if s/he/it votes against the Acquisition, demand that Spring Creek convert such ordinary shares into cash (“Conversion Rights”).

WHEREAS, the Acquisition is subject to the exercise of Conversion Rights by holders of less than 40% of the Spring Creek ordinary shares issued in the IPO.

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the ordinary shares set forth on the execution page of this Agreement (“Shares”) for the purchase price per share set forth therein (“Purchase Price Per Share”) and for the aggregate purchase price set forth therein (“Aggregate Purchase Price”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Purchase. Seller hereby sells to Buyer and Buyer hereby purchases from Seller at the Closing the Shares for the Aggregate Purchase Price.

2. Agreement not to Convert; Appointment of Attorney in Fact. In further consideration of the Aggregate Purchase Price, the Seller hereby agrees s/he/it has not and will not exercise her/his/its Conversion Rights. Because the record date to vote on the proposals set forth in the proxy statement included in the Report of Foreign Private Issuer on Form 6-K filed by Spring Creek with the U.S. Securities Exchange Commission (the “Proxy Statement”) has passed, Buyer would not be entitled to vote the Shares at the shareholders meeting contemplated by the Proxy Statement. Accordingly, solely with respect to the vote for the Acquisition and related proposals (as contemplated by the Proxy Statement), the Seller hereby irrevocably appoints Diana Liu and James Sha and each of them, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares (and any and all other Shares or securities or rights issued or issuable in respect thereof) to vote in such manner as each such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act (including without limitation pursuant to written consent) with respect to all the Shares to be sold hereunder which the Seller is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of Spring Creek held prior to April 15, 2009. This proxy is coupled with an interest in Spring Creek and in the Shares and is irrevocable. Such acceptance for payment shall revoke, without further action, all prior proxies granted by the Seller at any time with respect to such Shares (and any such other Shares or other securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the Seller.

2.1 Closing. The closing of the purchase of the Shares (“Closing”) by Buyer will occur within three (3) business days of the closing of the Acquisition (the “Closing Date”). The Closing shall be effected delivery versus payment via the Depository Trust Company. For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, in the event the closing of the Business Combination does not occur by April 15, 2009, this Agreement shall be null and void, ab initio, and no party hereto shall have any rights or obligations under this Agreement. It shall be a condition to the obligation of Buyer on the one hand and the Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

2.2 At or before the Closing, the Seller shall deliver or cause to be delivered to Buyer: (i) a stock certificate or certificates representing the Shares transferred hereunder duly endorsed for transfer or with executed stock powers attached or (ii) appropriate instructions for book entry transfer of ownership of the Shares from the Seller to Buyer. In addition, within two business days of the date of this Agreement, the Seller shall provide the Buyer with a true and correct copy of the voting information form with respect to the Shares held by Seller indicating the financial institution through which such shares are held and the control number provided by Broadridge Financial Solutions regarding the voting of such Shares or written confirmation of such information as would appear on the voting information form.

2.3 At or before the Closing, Buyer shall deliver or cause to be delivered to the Seller payment by wire transfer of immediately available funds the Aggregate Purchase Price in accordance with Section 1 of this Agreement.

2.4 Buyer hereby covenants and agrees that following the Closing it shall comply with all filing obligations, if any, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to its ownership of the Shares.

2.5 Buyer hereby covenants and agrees that concurrently with the execution of this Agreement Buyer shall deliver to Seller a true and complete copy of the irrevocable instruction letter attached hereto as Exhibit A (the “Instructions”), as duly executed by all parties thereto. Buyer also covenants and agrees to deliver any other documents required to effect the Instructions, including Exhibit B to the Investment Management Trust Agreement dated as of February 27, 2008 between the Company and American Stock Transfer & Trust Company as Trustee (the “Trust Agreement”) in accordance with the Trust Agreement. At all times while this Agreement is in effect, without the prior written consent of Seller, Buyer agrees that it shall not terminate, modify, amend or otherwise take any action with respect to the Instructions or terminate, modify, amend or otherwise take any action under the Trust Agreement that could have a negative effect on Seller under this Agreement or the Instructions. Buyer agrees that it shall provide Seller with prompt written notice of any correspondence (whether written, oral or otherwise) it gives or receives concerning the Instructions.

3. Representations and Warranties of the Seller.

3.1 The Seller hereby represents and warrants to Buyer on the date hereof and on the date of the Closing that:

(a) Sophisticated Seller. The Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b) Independent Investigation. The Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Spring Creek, Buyer, or any of their officers, directors or employees or any other representatives or agents of Buyer or Spring Creek, other than representations or assurances contained herein. The Seller has had access to and reviewed all of the filings made by Spring Creek with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Exchange Act and the Securities Act of 1933 (the “Securities Act”), in each case to the extent available publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(c) Authority. This Agreement has been validly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Seller is a party which would prevent the Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Seller is subject.

(d) No Legal Advice from Buyer. The Seller acknowledges that she/he/it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Seller’s own legal counsel and investment and tax advisors. The Seller is relying solely on such counsel and advisors and not on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

4. Representations and Warranties of Buyer.

4.1 Buyer hereby represents to the Seller that:

(a) Sophisticated Buyer. The Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares by Seller.

(b) Independent Investigation. Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from the Seller or any of its officers, directors, partners or employees or any other representatives or agents of the Seller. Buyer has had access to all of the filings made by Spring Creek with the SEC pursuant to the Exchange Act and the Securities Act.

(c) Authority. This Agreement has been validly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

(d) No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

(e) Sufficient Funds. As of the date hereof, and as of the Closing Date, there are sufficient funds in the Trust Account established in connection with the Trust Agreement to fund the purchase of the Shares at the Aggregate Purchase Price.

5. Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect upon the earlier of (a) the termination of the Transaction Agreements prior to the consummation of the transactions contemplated thereby and (b) 11:59 p.m. eastern standard time on April 15, 2009.

6. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

7. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8. Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

10. Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

SPRING CREEK ACQUISITION CORP.

By:
Name:
Title:

PRIVATE EQUITY MANAGEMENT GROUP, LLC

By:
Name:
Title:

By:
Name:
Title:

Address:	1 Park Plaza, Suite 500
Irvine, CA 92614

Purchase Price Per Share: $7.93

Number of Shares to be Purchased: 800,000

Aggregate Purchase Price to be paid by Buyer: $6,344,000.00

EXHIBIT A

SPRING CREEK ACQUISITION CORP.

IRREVOCABLE INSTRUCTIONS – FUNDS RELEASE

TO:	American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038

Re:	Trust Account No.: A/C # ____________________

Gentlemen:

Spring Creek Acquisition Corp. (the “Company”) is providing these irrevocable instructions to you in connection with the above-described Trust Account established in connection with and pursuant to an Investment Management Trust Agreement dated as of February 27, 2008 between the Company and American Stock Transfer & Trust Company as Trustee (the “Trust Agreement”). Upper case terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

In the event the Company delivers to you a Termination Letter substantially in the form of Exhibit B to the Trust Agreement, in addition to the other documents required to be delivered pursuant to Exhibit B to the Trust Agreement, then on the Consummation Date, assuming you are the Trustee with respect to the Trust Account on such date and that there are sufficient funds in the Trust Account on such Date, you are irrevocably instructed to deliver from the Trust Account an aggregate amount equal to $6,344,000.00 in consideration for the delivery of the aggregate 800,000 shares of the Company owned by investment funds of Private Equity Management Group, LLC. Such amounts shall be delivered to the below investment funds of Private Equity Management Group, LLC, in accordance with the bank wire instructions set forth below:

Beneficiary Bank: East West Bank

Beneficiary Bank Address: 5402 Walnut Ave, Irvine, CA 92604

Beneficiary Name: Private Equity Management Group, LLC

Beneficiary Address: One Park Plaza, Suite 550, Irvine, CA 92614

Acct: 91916130

ABA: 322070381

Swift code: EWBKUS66XXX

Kindly acknowledge where indicated below, your receipt and understanding of these instructions and return a copy to Loeb & Loeb LLP, Attention Giovanni Caruso, Phone: 212 407-4866 and Fax: 212 937-3943.

[Signature Page Follows]

A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

Very truly yours,

SPRING CREEK ACQUISITION CORP.

By:
Name:
Title:

Acknowledged and Agreed: AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EARLYBIRD CAPITAL, INC.

By:
Name:
Title: